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                                                                     EXHIBIT 3.8

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                OASIS GROUP, INC.

         OASIS GROUP, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Georgia Business Corporation Code,

         DOES HEREBY CERTIFY:

         FIRST, that the Board of Directors of said corporation, by written consent of the Board of Directors, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendments to the Articles of Incorporation of said corporation:

         RESOLVED, the Articles of Incorporation of Oasis Group, Inc. be amended by changing Article II, so that amended said Article shall be and read as follows:

         "Authorized Capital Stock. The total number of shares of capital stock of all classes which the Corporation has authority to issue is One hundred seventy-five million (175,000,000), one hundred fifty million (150,000,000) shares of which shall be Common Stock, no par value, and twenty-five million (25,000,000) shares of which shall be Preferred Stock, par value $0.001 per share.

         (a) The Preferred Stock may be issued at any time and from time to time, in one or more classes or series. The description of shares of each series or class of Preferred Stock, including the designation, powers, preferences and relative, participating, optional or other rights of shares of each such series or class and the qualifications, limitations and restrictions thereof, if any, shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series or class.

         (b) The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without Shareholder action to increase or decrease the number of shares included in each series or class of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the


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foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.

         (C) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                  (i) the designation of the series or class, which may be by distinguishing number, letter or title;

                  (ii) the number of shares of the series or class, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

                  (iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series or class;

                  (iv) whether dividends, if any, shall be payable in cash, in kind or otherwise;

                  (v) the dates on which dividends, if any, shall be payable;

                  (vi) the redemption rights and price or prices, if any, for shares of the series or class;

                  (vii) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series or class;

                  (viii) the amounts payable on shares of the series or class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (ix) whether the shares of the series or class shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

                  (x) restrictions on the issuance of shares of the same series or class or of any other class or series; and

                  (xi) whether or not the holders of the shares of such series or class shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of the


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Articles of Incorporation, that each share of such series or class shall carry one vote or more or less than one vote per share, that the holders of such series or class shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or class or of such series or class and one or more other series or classes of stock of the Corporation) and that all the shares of such series or class entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or class or separate class are voted on such matter.

         (c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.


                  FURTHER RESOLVED, the Articles of Incorporation be amended by adding a new Article VI, which shall read as follows:

                  "To the extent allowed by law, any action that is required to be or may be taken at a meeting of the shareholders of the corporation may be taken without a meeting if written consent, setting forth the action, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice shall be given within ten (10) days of the taking of corporate action without a meeting by less than unanimous written consent to those shareholders on the record date whose shares were not represented on the written consent."

                  FURTHER RESOLVED, that the Articles of Incorporation be amended by adding a new Article VII, which shall read as follows:

                  "A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Georgia Law. Neither the amendment nor repeal of Article VII or VIII, nor the adoption of any provision of these Articles of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by Georgia Law, any modification of law, shall eliminate or reduce the effect of Article VII or VIII in respect of any acts or omissions occurring prior to, and shall not adversely affect any right or protection of a director of the Corporation existing prior to such amendment, repeal, adoption or modification."

                  FURTHER RESOLVED, that the Articles of Incorporation be amended by adding a new Article VIII, which shall read as follows:

                  "Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Georgia Law. The right to indemnification

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conferred in this Article VIII shall also include the right to be paid by the
Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Georgia Law. The right to indemnification conferred in this Article VIII shall be a contract right.

                  The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Georgia Law.

                  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Georgia Law.

                  The rights and authority conferred in this Article VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

                  SECOND, with the addition of new Articles VI, VII and VIII to the Articles of Incorporation, the Articles of Incorporation as they existed prior to these Articles of Amendment are redesignated as Articles I through VIII.

                  THIRD, these amendments were duly approved by the Shareholders of the Corporation, upon the recommendation of the board of directors of the Corporation, as required under (a) the Articles of Incorporation as they existed prior to these Articles of Amendment, (b) the bylaws of the Corporation, and (c)
Section 14-2-1003 of the Georgia Business Corporation Code.

                  FOURTH, the changes made by these Articles of Amendment shall be effective upon the filing of these Articles of Amendment with the Georgia Secretary of State.

                  IN WITNESS WHEREOF, Oasis Group, Inc. has caused these Articles of Amendment to be executed and attested by its duly authorized officers, this 24 day of June, 2002.

         Attest                                      Oasis Group, Inc.

         /s/ Peggy Evans                             /s/ Ronald A. Potts
         ----------------------                      --------------------------
         Peggy Evans, Secretary                      Ronald A. Potts, President